Filed Pursuant to Rule 433 Registration No. 333−136666 February 4, 2008 STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

THE BEAR STEARNS COMPANIES INC.
Principal Protected Notes Linked to the Strengthening of the Brazilian Real, Russian Ruble, Indian Rupee and Chinese Yuan Exchange Rates against the U.S. Dollar Due March [●], 2010
INVESTMENT HIGHLIGHTS
•	2 year term to maturity.
•	The Notes are 100% principal protected if held to maturity.
•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated “A2” by Moody’s / “A” by S&P).
•	Issue Price: 100.00% of the Principal Amount ([99.00]% for investors who purchase a principal amount of at least $1,000,000).
•
Linked to an equally weighted basket consisting of the Currency Exchange Rates between: (1) the U.S. Dollar and the Brazilian Real; (2) the U.S. Dollar and the Russian Ruble; (3) the U.S. Dollar and the Indian Rupee; and (4) the U.S. Dollar and the Chinese Yuan, each expressed as the number of units of the U.S. Dollar, per Brazilian Real, Russian Ruble, Indian Rupee or Chinese Yuan (each a “Reference Currency” and collectively the “Reference Currencies”), as applicable. The weighting of each Component is fixed at 25% and will not change, unless any Component is modified during the term of the Notes.

•
If the Basket Performance is greater than 0%, the Cash Settlement Value per note will equal $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Basket Performance.

•
If the Basket Performance is less than or equal to 0%, the Cash Settlement Value per Note will equal $1,000. Because the Notes are 100% principal protected if held to maturity, in no event will the Cash Settlement Value at maturity be less than $1,000 per Note.

•	The Participation Rate is [170.00]%.
•
The Basket Performance is equal to the quotient (expressed as a percentage) of (i) the sum of the four Component Performances divided by (ii) 4. The “Component Performance” with respect to each Component is the percentage resulting from the quotient of (a) the Final Fixing Level minus the Initial Fixing Level, divided by (b) the Initial Fixing Level. For the avoidance of doubt, the Basket Performance is greater when the Components, on average, increase, as increasing Currency Exchange Rates mean that more U.S. Dollars are required to purchase units of the respective Reference Currency.

BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

STRUCTURED PRODUCTS GROUP

GENERAL TERMS FOR THE NOTE OFFERING

This free writing prospectus relates to the offering of Notes linked to an equally weighted basket consisting of the Currency Exchange Rates between: (1) the U.S. Dollar and the Brazilian Real; (2) the U.S. Dollar and the Russian Ruble; (3) the U.S. Dollar and the Indian Rupee; and (4) the U.S. Dollar and the Chinese Yuan, each expressed as the number of units of the U.S. Dollar, per Brazilian Real, Russian Ruble, Indian Rupee or Chinese Yuan, as applicable. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Defined terms not defined herein shall have the same meaning as in the Prospectus Supplement discussed below.

ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	“A2” / “A” (Moody’s / S&P)
CUSIP NUMBER:	0739282F9
ISSUE PRICE:	100.00% of the Principal Amount ([99.00]% for investors who purchase a principal amount of at least $1,000,000).
AGGREGATE PRINCIPAL AMOUNT:	$[●]
DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter.
INITIAL FIXING DATE:	February [●], 2008
ISSUE DATE:	February [●], 2008
FINAL FIXING DATE:
February [●], 2010; provided that, with respect to a Component, (i) if such date is not a Component Business Day for that Component, then the Final Fixing Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event exists for that Component on the Final Fixing Date, the Final Fixing Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Final Fixing Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Final Fixing Date for that Component. If no Market Disruption Event exists with respect to a Component on the Final Fixing Date, the determination of that Component’s Final Fixing Level will be made on the Final Fixing Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

MATURITY DATE:
The Notes are expected to mature on March [●], 2010 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Fixing Date is postponed, the Maturity Date will be three Business Days following the Final Fixing Date, as postponed for the last Component for which a Final Fixing Level is determined.

CASH SETTLEMENT VALUE:	On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that is based on the Basket Performance:

If the Basket Performance is greater than 0%, the Cash Settlement Value per Note will equal $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Basket Performance.

If the Basket Performance is less than or equal to 0%, the Cash Settlement Value per Note will equal $1,000. Because the Notes are 100% principal protected if held to maturity, in no event will the Cash Settlement Value at maturity be less than $1,000 per Note.

INITIAL FIXING LEVEL:
[●] with respect to the BRL Exchange Rate; [●] with respect to the RUB Exchange Rate; [●] with respect to the INR Exchange Rate; and [●] with respect to the CNY Exchange Rate which, in each case, represents the Currency Exchange Rate of such Component on the Initial Fixing Date.

FINAL FIXING LEVEL:	With respect to each Component, the Currency Exchange Rate on the Final Fixing Date, as determined by the Calculation Agent.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

BASKET:
The Currency Exchange Rates between: (1) the U.S. Dollar and the Brazilian Real (the “BRL Exchange Rate”); (2) the U.S. Dollar and the Russian Ruble (the “RUB Exchange Rate”); (3) the U.S. Dollar and the Indian Rupee (the “INR Exchange Rate”); and (4) the U.S. Dollar and the Chinese Yuan (the “CNY Exchange Rate” and, together with the BRL Exchange Rate, the RUB Exchange Rate and the INR Exchange Rate, each a “Component” and collectively the “Components”), each expressed as the number of units of the U.S. Dollar, per Brazilian Real, Russian Ruble, Indian Rupee or Chinese Yuan (each a “Reference Currency”), as applicable. The weighting of each Component is fixed at 25% and will not change, unless any Component is modified during the term of the Notes.

BASKET PERFORMANCE:	The quotient (expressed as a percentage) of (i) the sum of the four Component Performances divided by (ii) 4.

For the avoidance of doubt, the Basket Performance is greater when the Components, on average, increase, as increasing Currency Exchange Rates mean that more U.S. Dollars are required to purchase units of the respective Reference Currency.

COMPONENT PERFORMANCE:	With respect to each Component, is the percentage resulting from the quotient of (a) the Final Fixing Level minus the Initial Fixing Level, divided by (b) the Initial Fixing Level.
PARTICIPATION RATE:	[170.00]%.
CURRENCY EXCHANGE RATE:
With respect to each Component, the quotient of (i) one divided by (ii) the number of units of the applicable Reference Currency which can be exchanged for one U.S. Dollar as stated on the Fixing Page on the Final Fixing Date.

If, with respect to a Component, no fixing is published on the Final Fixing Date or the Initial Fixing Date, the relevant fixing level shall be determined by the Calculation Agent for the Final Fixing Date or the Initial Fixing Date, as applicable.

FIXING PAGE:
With respect to the BRL Exchange Rate, the ask side exchange rate published on Bloomberg page BZFXPTAX <Currency> <Go>; with respect to the RUB Exchange Rate, the spot exchange rate published on Reuters page EMTA; with respect to the INR Exchange Rate, the reference rate published on Bloomberg page INRRATE <Currency> <Go>; and with respect to the CNY Exchange Rate, the reference rate published on Bloomberg page CYCFUSD <Currency> <Go>.

BUSINESS DAY:
Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

COMPONENT BUSINESS DAY:
With respect to any Component, any day other than a Saturday or Sunday, on which banking institutions in the cities of (i) New York, New York, (ii) London, England, and (iii) the Local Jurisdiction are not authorized or obligated by law or executive order to close.

LOCAL JURISDICTION:
With respect to the BRL Exchange Rate: São Paulo, Brazil; with respect to the RUB Exchange Rate: Moscow, Russia; with respect to the INR Exchange Rate: Mumbai, India; and with respect to the CNY Exchange Rate: Beijing, China.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus, dated August 16, 2006 (the “Prospectus”), as supplemented by the prospectus supplement, dated August 16, 2006 (the “Prospectus Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” and “Risk Factors - Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the Prospectus Supplement, as the Note involves risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The Prospectus and Prospectus Supplement may be accessed on the SEC Web site at www.sec.gov as follows:
•	Pricing Supplement dated February 4, 2008 (Subject to Completion):
http://www.sec.gov/Archives/edgar/data/777001/000114420408005976/v101774_424b2.htm

•	Prospectus Supplement dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm

•	Prospectus dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

ILLUSTRATIVE CASH SETTLEMENT VALUE TABLES

The following illustrative examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the assumptions outlined below. The examples do not purport to be representative of every possible scenario concerning increases or decreases in the Components or the Basket Performance. You should not construe these examples as an indication or assurance of the expected performance of the Notes. Actual returns may be different. Numbers are rounded for the ease of use. These illustrative examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•
The Initial Fixing Level is 0.5750 with respect to the BRL Exchange Rate; 0.0410 with respect to the RUB Exchange Rate; 0.0255 with respect to the INR Exchange Rate; and 0.1375 with respect to the CNY Exchange Rate.

•	The Participation Rate is 170.00%.

•	All returns are based on a 24-month term, pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Hypothetical Example 1: In this case, the Basket Performance is positive over the term of the Notes.

Step 1: Calculate the Basket Performance.

Component	Hypothetical Final Fixing Level	Component Performance	Weight
BRL Exchange Rate	0.6900	20.00%	25.00%
RUB Exchange Rate	0.0550	34.15%	25.00%
INR Exchange Rate	0.0295	15.69%	25.00%
CNY Exchange Rate	0.1400	1.82%	25.00%

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Basket Performance = Quotient of (i) the sum of the four Component Performances divided by (ii) four

= (20.00% + 34.15% + 15.69% + 1.82%) ÷ 4

= 17.92%

Step 2: Calculate the Cash Settlement Value.

Because the Basket Performance is greater than 0% as of the Final Fixing Date, the Cash Settlement Value is equal to $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate of 170.00% multiplied by (c) the Basket Performance of 17.92%. Therefore, the Cash Settlement Value is $1,304.64 per Note representing a 30.46% return on investment over the term of the Notes.

Hypothetical Example 2: In this case, the Basket Performance is mixed over the term of the Notes.

Step 1: Calculate the Basket Performance.

Component	Hypothetical Final Fixing Level	Component Performance	Weight
BRL Exchange Rate	0.6900	20.00%	25.00%
RUB Exchange Rate	0.0350	-14.63%	25.00%
INR Exchange Rate	0.0295	15.69%	25.00%
CNY Exchange Rate	0.1300	-5.45%	25.00%

Basket Performance = Quotient of (i) the sum of the four Component Performances divided by (ii) four

= (20.00% + -14.63% + 15.69% + -5.45%) ÷ 4

= 3.90%

Step 2: Calculate the Cash Settlement Value.

Because the Basket Performance is greater than 0% as of the Final Fixing Date, the Cash Settlement Value is equal to $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate of 170.00% multiplied by (c) the Basket Performance of 3.90%. Therefore, the Cash Settlement Value is $1,066.29 per Note representing a 6.63% return on investment over the term of the Notes.

Hypothetical Example 3: In this case, the Basket Performance is negative over the term of the Notes.

Step 1: Calculate the Basket Performance.

Component	Hypothetical Final Fixing Level	Component Performance	Weight
BRL Exchange Rate	0.4000	-30.43%	25.00%
RUB Exchange Rate	0.0350	-14.63%	25.00%
INR Exchange Rate	0.0200	-21.57%	25.00%
CNY Exchange Rate	0.1300	-5.45%	25.00%

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Basket Performance = Quotient of (i) the sum of the four Component Performances divided by (ii) four

= (-30.43% + -14.63% + -21.57% + -5.45%) ÷ 4

= -18.02%

Step 2: Calculate the Cash Settlement Value.

The Basket Performance is less than 0% as of the Final Fixing Date. Therefore, the Cash Settlement Value is $1,000 per Note, representing the principal amount of the notes, and a 0.00% return on investment over the term of the Notes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

HISTORICAL DATA ON THE COMPONENTS

The tables below were constructed using historical data regarding the Components. The historical data is for illustrative purposes and is not indicative of the future performance of the Components or the future value of the Notes. While the value of the Components will determine the performance of the Basket, it is impossible to predict whether the performance of the Basket will rise or fall during the term of the Notes. Trading prices of the Components will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the currency markets generally and the markets for the Components in particular. Any historical upward or downward trend in the value of the Components during any period set forth below is not an indication that the Components are more or less likely to increase or decrease at any time during the term of the Notes. All information in the tables that follow was obtained from the Bloomberg Financial Service, without independent verification.

The tables below set forth the historical month-end exchange rates for each Component (each expressed as the number of units of the respective Reference Currency which can be exchanged for one U.S. Dollar) for the period beginning January 1998 and ending January 2008.

BRL Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	1.1234	2.0500	1.7840	1.9720	2.4130	3.4975	2.9345	2.6088	2.2120	2.1240	1.7588
February	1.1300	2.0350	1.7665	2.0460	2.3635	3.5685	2.9059	2.5875	2.1235	2.1175
March	1.1370	1.7175	1.7360	2.1525	2.3250	3.3525	2.8953	2.6790	2.1640	2.0590
April	1.1443	1.6650	1.8070	2.2000	2.3610	2.9105	2.9330	2.5280	2.0870	2.0350
May	1.1501	1.7210	1.8240	2.3820	2.5130	2.9675	3.1890	2.4076	2.3070	1.9202
June	1.1565	1.7525	1.8060	2.3105	2.8175	2.8440	3.0850	2.3325	2.1650	1.9291
July	1.1630	1.8010	1.7815	2.4665	3.4600	2.9660	3.0365	2.3787	2.1775	1.8820
August	1.1765	1.9190	1.8235	2.5635	3.0060	2.9760	2.9270	2.3570	2.1440	1.9620
September	1.1856	1.9375	1.8440	2.6700	3.7395	2.9000	2.8608	2.2275	2.1690	1.8330
October	1.1928	1.9490	1.9010	2.6965	3.6300	2.8675	2.8570	2.2518	2.1423	1.7355
November	1.2008	1.9230	1.9800	2.4985	3.6530	2.9460	2.7200	2.2035	2.1650	1.7962
December	1.2083	1.7990	1.9500	2.3105	3.5400	2.8915	2.6560	2.3355	2.1355	1.7790

RUB Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	6.0210	22.9500	28.6350	28.3700	30.7100	31.8490	28.5300	28.0200	28.0788	26.4697	24.4353
February	6.0700	23.0750	28.7000	28.6700	30.9620	31.5845	28.5105	27.6750	28.0359	26.1176
March	6.1060	24.8750	28.6600	28.7600	31.2100	31.3862	28.5190	27.8621	27.7049	25.9880
April	6.1330	24.5900	28.4300	28.9300	31.2000	31.1100	29.0060	27.7810	27.1746	25.6905
May	6.1600	24.7250	28.2525	29.1620	31.3350	30.7250	28.9940	28.2405	27.0136	25.8871
June	6.1980	24.2550	28.0700	29.1470	31.4750	30.3655	29.0697	28.6300	26.8455	25.7428
July	6.2380	24.2450	27.8600	29.3550	31.4750	30.2590	29.1060	28.6300	26.8067	25.5605
August	10.0500	25.0850	27.7750	29.4230	31.6330	30.5120	29.2620	28.4800	26.7506	25.6545
September	15.9100	25.2350	27.7820	29.4670	31.6900	30.5870	29.2229	28.4977	26.7958	24.8595
October	16.6500	26.1050	27.8820	29.7290	31.7850	29.9450	28.7455	28.5850	26.7125	24.6521
November	18.2250	26.7000	27.9340	29.9150	31.8650	29.7405	28.1300	28.8072	26.2620	24.5105
December	20.6200	27.5500	28.1600	30.5050	31.9550	29.2425	27.7200	28.7414	26.3255	24.6345

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

INR Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	38.7000	42.4900	43.6350	46.4000	48.5200	47.7950	45.2650	43.7200	44.1175	44.1600	39.3787
February	39.3400	42.5070	43.6200	46.5500	48.7400	47.6700	45.2350	43.6750	44.3900	44.2725
March	39.4900	42.4300	43.6200	46.6150	48.8150	47.4700	43.6000	43.7450	44.6225	43.4725
April	39.7200	42.8000	43.6700	46.8300	48.9500	47.3250	44.5000	43.5350	44.8800	41.1900
May	41.6800	42.8500	44.5750	47.0000	49.0450	47.0800	45.4650	43.7000	46.3700	40.5700
June	42.4100	43.3700	44.6750	47.0400	48.8850	46.4875	46.0600	43.4850	46.0400	40.7000
July	42.5300	43.3000	45.0100	47.1350	48.6700	46.1420	46.4700	43.4800	46.5625	40.4400
August	42.4900	43.4800	45.7900	47.1350	48.5100	45.8400	46.3537	44.1500	46.5412	40.9000
September	42.4500	43.6200	46.0400	47.8600	48.3750	45.7600	45.9500	44.0150	45.9250	39.7700
October	42.4500	43.3800	46.7300	48.0050	48.3600	45.3200	45.3875	45.1637	45.0275	39.3500
November	42.5750	43.4125	46.8650	47.9250	48.3200	45.7700	44.6350	45.9287	44.7375	39.6100
December	42.4900	43.5500	46.6750	48.2450	47.9750	45.6250	43.4600	45.0500	44.2600	39.4150

CNY Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	8.2785	8.2778	8.2777	8.2781	8.2766	8.2769	8.2768	8.2764	8.0608	7.7744	7.1818
February	8.2789	8.2789	8.2786	8.2783	8.2765	8.2775	8.2769	8.2765	8.0402	7.7425
March	8.2793	8.2800	8.2787	8.2777	8.2774	8.2774	8.2770	8.2764	8.0172	7.7257
April	8.2779	8.2790	8.2799	8.2774	8.2773	8.2770	8.2771	8.2764	8.0140	7.7100
May	8.2793	8.2785	8.2773	8.2770	8.2765	8.2768	8.2768	8.2767	8.0175	7.6516
June	8.2797	8.2787	8.2782	8.2767	8.2771	8.2775	8.2766	8.2764	7.9943	7.6132
July	8.2799	8.2774	8.2792	8.2770	8.2766	8.2773	8.2770	8.1056	7.9690	7.5765
August	8.2800	8.2770	8.2786	8.2769	8.2768	8.2771	8.2765	8.0998	7.9527	7.5465
September	8.2780	8.2778	8.2798	8.2768	8.2772	8.2770	8.2765	8.0920	7.9041	7.5061
October	8.2780	8.2778	8.2775	8.2768	8.2772	8.2766	8.2766	8.0845	7.8790	7.4650
November	8.2782	8.2789	8.2777	8.2774	8.2772	8.2770	8.2765	8.0804	7.8334	7.4000
December	8.2789	8.2795	8.2774	8.2765	8.2770	8.2767	8.2765	8.0702	7.8051	7.2971

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

•
Suitability of Notes for investment - A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
Volatility of the Components - The Components are volatile and are affected by numerous factors specific to each country represented by a Reference Currency. The value of each Reference Currency relative to the U.S. Dollar, which is primarily affected by the supply and demand for the respective Reference Currency and the U.S. Dollar, may be affected by political, economic, financial, legal, accounting and tax matters specific to the country in which the Reference Currency is the official currency.

•
No interest or other payments - During the term of the Notes, you will not receive any periodic interest or other distributions and such payments will not be included in the calculation of the Cash Settlement Value payable at maturity.

•
Secondary market - Because the Notes will not be listed on any securities exchange or quotation system, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

•
Components may not move in tandem — At a time when the value of one or more of the Reference Currencies increases, the value of one or more of the other Reference Currencies may decline. Therefore, in calculating the Basket Performance with respect to an Observation Date, increases in the value of one or more of the Reference Currencies against the U.S. Dollar may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Reference Currencies against the U.S. Dollar.

•
Not subject to the special rules for nonfunctional currency contingent payment debt instruments — We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

BEAR, STEARNS & CO. INC.